Exhibit 10.1
GUARANTY
GUARANTY, dated as of February 11, 2022 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guaranty”), made by BLACKSTONE MORTGAGE TRUST, INC., a Maryland corporation, having its principal place of business at 345 Park Avenue, New York, NY 10154 (“Guarantor”), in favor of MUFG BANK, LTD., NEW YORK BRANCH, a Japanese banking corporation acting through its New York Branch (“Buyer”).
RECITALS
Pursuant to that certain Master Repurchase Agreement and Securities Contract, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and between Parlex 18 Finco, LLC, a Delaware limited liability company (“Seller”), and Buyer, Buyer has agreed, from time to time, to enter into Transactions with Seller, upon the terms and subject to the conditions set forth therein.
It is a condition precedent to Buyer entering into Transactions with Seller that Guarantor shall have executed and delivered this Guaranty with respect to the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following: (a) all payment obligations owing by Seller to Buyer under or in connection with the Repurchase Agreement and any other Program Documents; (b) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by Buyer in the enforcement of any of the foregoing or any obligation of Guarantor under this Guaranty; and (c) any other Repurchase Obligations of Seller (collectively, the “Guaranteed Obligations”).
NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Repurchase Agreement and the other Program Documents and to enter into the transactions contemplated thereunder, Guarantor hereby agrees with Buyer, as follows:
1.Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Repurchase Agreement and used herein are so used as so defined.
“Available Borrowing Capacity” means, with respect to any Person, on any date of determination, the total unrestricted borrowing capacity which may be drawn (taking into account required reserves and discounts) upon by such Person or its Subsidiaries, at such Person’s or its Subsidiaries’ sole discretion, under committed credit facilities or repurchase agreements which provide financing to such Person or its Subsidiaries.
“Capitalized Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Guaranty, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.
“Cash” means coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.
“Cash Equivalents” means any of the following, to the extent owned by Guarantor or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) certificates of deposit of or time deposits with Buyer or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.
“Cash Liquidity” means, with respect to any Person, on any date of determination, the sum of (i) unrestricted Cash, plus (ii) Available Borrowing Capacity, plus (iii) Cash Equivalents.
“Consolidated Net Income” means, with respect to any Person, for any period, the amount of consolidated net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“EBITDA” means, with respect to any Person, for any period, such Person’s Consolidated Net Income, excluding the effects of such Person’s and its Subsidiaries’ interest expense with respect to Indebtedness, taxes, depreciation, amortization, asset write-ups or impairment charges, provisions for loan losses, and changes in mark-to-market value(s) (both gains and losses) of financial instruments and noncash compensation expenses, all determined on a consolidated basis in accordance with GAAP.
“Fixed Charges” means, with respect to any Person, for any period, the amount of interest paid in cash with respect to Indebtedness as shown on such Person’s consolidated statement of cash flow in accordance with GAAP as offset by the amount of receipts pursuant to net receive interest rate swap agreements of such Person and its consolidated Subsidiaries during the applicable period.
“Guaranteed Obligations” has the meaning assigned to such term in the Recitals.
“Guarantor Litigation” means any litigation, arbitration, investigation, or administrative proceeding of or before any court, arbitrator, or Governmental Authority, bureau or agency instituted by Buyer against Guarantor that relates to or affects this Guaranty or any asset(s) or property(ies) of Guarantor.
“Guarantor’s Knowledge” means the then current actual knowledge of Katharine Keenan, Michael Henry, Robert Sitman without further inquiry or investigation.
“Indebtedness” means for any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capitalized Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) Indebtedness of others guaranteed by such Person to the extent of such guarantee; and (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person. Notwithstanding the foregoing, nonrecourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligations transaction or other similar securitization shall not be considered Indebtedness for any Person.
“Insolvency Proceeding” means any case under Title 11 of the United States Code or any successor statute or any other insolvency, bankruptcy, reorganization, liquidation, or like proceeding, or other statute or body of law relating to creditors’ rights, whether brought under state, federal, or foreign law.
“Liquidity Covenant Trigger Date” means the date on which Guarantor has certified to Buyer in writing that the counterparties under each Similar Agreement have agreed to modify Guarantor’s minimum liquidity covenant under such Similar Agreement to be substantially consistent with the covenant set forth in Section 9(a)(iii) hereof after giving effect to the Liquidity Covenant Trigger Date.
“Non-MTM Recourse Indebtedness” means, with respect to any Person, on any date of determination, the amount of Indebtedness for which such Person has recourse liability (such as through a guarantee agreement), exclusive of any such Indebtedness for which such recourse liability is limited to obligations relating to or under agreements containing customary nonrecourse carve-outs, and which Indebtedness does not provide the counterparty with the right to make a “margin call” upon the obligor under such Indebtedness.
“Proceeding” means any action, suit, arbitration, or other proceeding arising out of, or relating to the interpretation or enforcement of, this Guaranty or the Program Documents, including (a) an Insolvency Proceeding; and (b) any proceeding which Buyer institutes to realize upon any Security or to enforce any Program Document(s) (including this Guaranty) against Seller or Guarantor.
“Recourse Indebtedness” means, with respect to any Person, on any date of determination, the amount of Indebtedness for which such Person has recourse liability (such as through a guarantee agreement), exclusive of any such Indebtedness for which such recourse liability is limited to obligations relating to or under agreements containing customary nonrecourse carve-outs.
“Securitization” means any securitization or transaction of broadly equivalent economic effect relating to, or using as a reference, the whole or part of loans (whether alone or in conjunction with other loans) through the issue of notes on the capital markets.
“Security” means any security or collateral held by or for Buyer and relating to the Transactions or the Guaranteed Obligations, whether real or personal property, including any mortgage, deed of trust, financing statement, security agreement, and other security document or instrument of any kind securing the Transactions in whole or in part. “Security” shall include all assets and property of any kind whatsoever pledged to Buyer by Seller pursuant to the Program Documents.
“Similar Agreement” means each guaranty (a) under which Guarantor is a guarantor, (b) which provides for a limited payment guaranty and recourse for customary “bad boy” acts (which may include, without limitation, each of the acts specified in the definition of “Guaranteed Obligations”) and (c) which relates to a repurchase agreement, warehouse facility, credit facility or other similar arrangement with Guarantor or any Subsidiary thereof (other than the Repurchase Agreement) which finances commercial mortgage loans which are substantially similar to the Eligible Assets.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one (1) or more Subsidiaries of such Person or by such Person and one (1) or more Subsidiaries of such Person.
“Tangible Net Worth” means, with respect to any Person, on any date of determination, all amounts which would be included under capital or shareholder’s equity (or any like caption) on a balance sheet of such Person pursuant to GAAP, minus (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid taxes and/or expenses, all on or as of such date.
“Total Assets” means, with respect to any Person, on any date of determination, an amount equal to the aggregate book value of all assets owned by such Person and the proportionate share of such Person of all assets owned by Affiliates of such Person as consolidated in accordance with GAAP, less (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid taxes and expenses, all on or as of such date, and (d) the amount of nonrecourse Indebtedness owing to such Person pursuant to Securitization transactions such as a REMIC securitization, a collateralized loan obligation transaction or other similar Securitizations.
2.Guaranty. (a) Subject to Sections 2(b), 2(c) and 2(d) below, Guarantor hereby unconditionally and irrevocably, guarantees to Buyer the prompt and complete payment and performance by Seller when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations.
(a)Notwithstanding anything herein or in any other Program Document express or implied to the contrary, but subject to clauses (c) and (d) below, the maximum liability of Guarantor hereunder shall in no event exceed, (i) on or before February 11, 2023, thirty-three percent (33%) of the aggregate Purchase Price of the Transactions then outstanding, and (ii) after February 11, 2023, twenty-five percent (25%) of the aggregate Purchase Price of the Transactions then outstanding.
(b)Notwithstanding the foregoing, the limitation on recourse liability as set forth in clause (b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Guaranteed Obligations immediately shall become full recourse to Guarantor in the event of any of the following:
(i)a voluntary Insolvency Proceeding is commenced by Seller, Pledgor or Guarantor under any bankruptcy law; or
(ii)an involuntary Insolvency Proceeding is commenced under any bankruptcy law against Seller, Pledgor or Guarantor in connection with which Seller, Pledgor, Guarantor, or any Affiliate of any of the foregoing has or have colluded in any way with the creditors commencing or filing such proceeding.
(c)In addition to the foregoing, Guarantor shall be liable for any and all actual out-of-pocket losses, costs, claims, expenses or other liabilities incurred by Buyer arising out of or attributable to the following items:
(iii)fraud or intentional misrepresentation by or on behalf of Seller, Pledgor or Guarantor in connection with the execution and the delivery of this Guaranty, the Repurchase Agreement or any of the other Program Documents, or any certificate, report, financial statement or other instrument or document furnished by Seller, Pledgor or Guarantor to Buyer in connection with any Program Document at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;
(iv)any material breach by Seller of the single-purpose entity covenants set forth in Section 13 of the Repurchase Agreement which results in the substantive consolidation of Seller in any Insolvency Proceeding of any Affiliate thereof;
(v)the misappropriation or misapplication by Seller or Guarantor of any Income received with respect to the Purchased Assets in violation of the Program Documents;
(vi)any material breach of any representations and warranties made by Guarantor, Seller or Pledgor contained in any Program Document relating to Environmental Laws, or any indemnity for costs incurred in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any substances, materials, wastes, pollutants or contaminants defined as hazardous or toxic or regulated under any applicable Environmental Law, in each case in any way affecting any Mortgaged Property or any of the Purchased Assets; provided, that the guarantee set forth in this Section 2(d)(iv) shall terminate upon foreclosure and transfer or assumption of the Purchased Asset following an Event of Default under the Repurchase Agreement pursuant to a public or private sale or strict foreclosure, or other similar proceeding;

(vii)Guarantor, Pledgor, Seller, or any Affiliate of any of the foregoing seeks to contest, challenge, deny or repudiate (other than with respect to any defense made in good faith): (a) the validity of any provision of the Program Documents, (b) any right or remedy of Buyer under any of the Program Documents, (c) any obligation, covenant, agreement or duty of Guarantor, Pledgor, Seller or any Affiliate of any of the foregoing under any of the Program Documents or (d) any Lien, security interest or control granted under or in connection with the Program Documents, Collateral or any Purchased Asset;
(viii)any Change of Control which Buyer does not consent to in writing; or
(ix)Seller’s failure to obtain Buyer’s prior written consent to any subordinate financing or voluntary liens in each case that encumber any or all of the Purchased Assets that are not permitted under the Program Documents.
(d)Nothing herein shall be deemed to be a waiver of any right which Buyer may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Repurchase Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to Buyer in accordance with the Repurchase Agreement or any other Program Documents.
(e)Notwithstanding the limitation on recourse liability set forth in clause (b) above, Guarantor further agrees to pay any and all actual out-of-pocket expenses (including, without limitation, all reasonable fees and disbursements of outside counsel) which are actually paid or incurred by Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty.
(f)No payment or payments made by Seller or any other Person or received or collected by Buyer from Seller or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Guaranteed Obligations (subject to the limitations set forth in Section 2(b) hereof) until the Guaranteed Obligations are paid in full; provided, that this provision is not intended to allow Buyer to recover an amount greater than the amount of the Guaranteed Obligations (subject to the limitations set forth in Section 2(b) hereof).
(g)Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of Guarantor’s liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guaranty for such purpose.
3.Subrogation. Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Seller and any collateral for any Guaranteed Obligations with respect to such payment; provided that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all amounts due and payable by Seller to Buyer under the Program Documents or any related documents have been paid in full; provided, further, that such subrogation rights shall be subordinate in all respects to all amounts owing to Buyer under the Program Documents.
4.Amendments, etc. with Respect to the Guaranteed Obligations. Until the Guaranteed Obligations have been discharged, satisfied or paid in full, Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Guaranteed Obligations made by Buyer may be rescinded by Buyer and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer, and any Program Document and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released in accordance with the Program Documents. Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Guaranteed Obligations or for this Guaranty or any property subject thereto. When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller or any other guarantor, and any failure by Buyer to make any such demand or to collect any payments from Seller or any such other guarantor or any release of Seller or such other guarantor shall not relieve Guarantor of its Guaranteed Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
5.Guaranty Absolute and Unconditional. (a) Guarantor hereby agrees that its obligations under this Guaranty constitute a guarantee of payment when due and not of collection. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Buyer upon this Guaranty or acceptance of this Guaranty; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty; and all dealings between Seller or Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller or Guarantor with respect to the Guaranteed Obligations. This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any Program Document, any of the Guaranteed Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guaranty or (iv) any other circumstance whatsoever (with or without notice to or knowledge of Seller or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Guaranteed Obligations or of Guarantor under this Guaranty, in bankruptcy or in any other instance, other than a defense of payment or performance. When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against Seller or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns, and shall inure to the benefit of Buyer, and its permitted successors, endorsees, transferees and assigns, until all the Guaranteed Obligations and the obligations of Guarantor under this Guaranty shall have been terminated, discharged or satisfied by payment in full, notwithstanding that from time to time during the term of the Program Documents Seller may be free from any obligations under the Repurchase Agreement.
(h)Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:
(x)Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller, or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller or against any other guarantor, or against any other Person or security.

(xi)Guarantor is presently informed of the financial condition of Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about Seller’s financial condition, the status of other guarantors, if any, of circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer for any such information. Absent a written request for such information by Guarantor to Buyer, Guarantor hereby waives the right, if any, to require Buyer to disclose to Guarantor any information which Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.
(xii)Guarantor has independently reviewed the Program Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guaranty to Buyer, Guarantor is not in any manner relying upon any other Person’s determination of the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or any other guarantor to Buyer, now or at any time and from time to time in the future.
6.Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any of Seller or any substantial part of Seller’s property, or otherwise, all as though such payments had not been made.
7.Payments. Guarantor hereby agrees that the Guaranteed Obligations will be paid to Buyer without set-off or counterclaim in Dollars at the address specified in writing by Buyer.
8.Representations and Warranties. Guarantor represents and warrants that:
(a)Guarantor has the legal capacity and the legal right to execute and deliver this Guaranty and to perform Guarantor’s obligations hereunder;
(b)no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any creditor of Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty other than consents which have been obtained and which are in full force and effect;
(c)this Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);
(d)the execution, delivery and performance of this Guaranty by Guarantor will not violate any Requirement of Law or any provision of any security issued by Guarantor or of any agreement, instrument or other undertaking to which Guarantor is a party or by which it or any of its property is bound (“Contractual Obligation”), and will not result in or require the creation or imposition of any lien on any of the properties or revenues of Guarantor pursuant to any Requirement of Law or Contractual Obligation of Guarantor;
(e)except as disclosed in writing to Buyer from time to time, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of

Guarantor, threatened by or against Guarantor or against any of Guarantor’s properties or revenues with respect to this Guaranty or any of the transactions contemplated hereby;
(f)Guarantor has filed or caused to be filed all required U.S. federal and other material Tax returns which would be delinquent if they had not been filed on or before the date hereof and has paid all Taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such Taxes that (i) are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or (ii) are de minimis in amount; no Tax liens have been filed against any of Guarantor’s assets and, to Guarantor’s Knowledge, no claims are being asserted with respect to any such Taxes, fees or other charges, except for liens with respect to Taxes not yet due and payable or for liens or claims with respect to Taxes that are being contested in good faith as provided above; and
(g)the execution, delivery and performance of this Guaranty by the Guarantor will not result in a Material Adverse Change to Guarantor.
Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on the date hereof, on each Purchase Date, date of any Future Funding Advance Draw and date of any Margin Excess Advance, as though made hereunder on and as of such date.
9.Covenants.
(a)Guarantor hereby agrees that, until the Repurchase Obligations have been paid in full and the Program Documents are terminated, Guarantor shall maintain the following covenants at all times, as determined quarterly on a consolidated basis in conformity with GAAP:
(i)Minimum Fixed Charge Coverage Ratio. The ratio of (i) Guarantor’s EBITDA during the previous four (4) fiscal quarters to (ii) Guarantor’s Fixed Charges during the same such previous four (4) fiscal quarters shall not be less than 1.40 to 1.00 as determined as soon as practicable after the end of each fiscal quarter, but in no event later than forty-five (45) days after the last day of the applicable fiscal quarter.
(ii)Minimum Tangible Net Worth. Guarantor’s Tangible Net Worth shall not fall below the sum of (i) three billion and fifteen million dollars ($3,015,000,000) plus (ii) seventy-five percent (75%) of the net cash proceeds of any equity issuance by Guarantor that occurs after the Effective Date.
(iii)Minimum Cash Liquidity. Guarantor’s Cash Liquidity shall not fall below the greater of (i) ten million dollars ($10,000,000) or (ii) the sum of (x) five percent (5%) of Guarantor’s Recourse Indebtedness (excluding, following the Liquidity Covenant Trigger Date, Non-MTM Recourse Indebtedness) and (y) following the Liquidity Covenant Trigger Date, two and one half percent (2.5%) of Guarantor’s Non-MTM Recourse Indebtedness.
(iv)    Maximum Indebtedness. The ratio, expressed as a percentage, the numerator of which shall equal Guarantor’s and its Subsidiaries’ Indebtedness and the denominator of which shall equal Guarantor’s and its Subsidiaries’ Total Assets, shall not be greater than eighty-three and three thousand three hundred thirty-three thousandths percent (83.3333%).
(a) During the continuation of any monetary Default, material non-monetary Default or any Event of Default, Guarantor shall not, without the prior written consent of Buyer, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor.
10.Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
12.No Waiver; Cumulative Remedies. Buyer shall not by any act (except by a written instrument pursuant to Section 14 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.
13.Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer; provided that, subject to any limitations set forth in the Repurchase Agreement, any provision of this Guaranty may be waived by Buyer in a letter or agreement executed by Buyer or by email or facsimile transmission from Buyer. This Guaranty shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of Buyer and its permitted successors and assigns. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY LAWS, RULES OR PROVISIONS OF THE STATE OF NEW YORK THAT WOULD CAUSE THE APPLICATION OF THE LAWS, RULES OR PROVISIONS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.
14.Notices. Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted to be given to Guarantor hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged); provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, or (e) by email with confirmation of delivery, in each case, to the address specified under its signature below or at such other address and Person as shall be designated from time to time by Guarantor, in a written notice to Buyer in the manner provided for in Section 17 of the Repurchase Agreement. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (d) in the case of telecopier, upon receipt of answerback confirmation; provided that such telecopied notice was also delivered as required in this Section 14, or (e) in the case of email, upon confirmation of delivery. A party receiving a notice which does not comply with the technical requirements for notice under this Section 14 may elect to waive any deficiencies and treat the notice as having been properly given.
15.SUBMISSION TO JURISDICTION; WAIVERS. EACH OF GUARANTOR AND, BY ITS ACCEPTANCE OF THIS GUARANTY, BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(b)SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY AND THE OTHER PROGRAM DOCUMENTS

TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS WITHIN THE STATE OF NEW YORK;
(c)CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(d)AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH A PARTY SHALL HAVE BEEN NOTIFIED; AND
(e)AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
16.Integration. This Guaranty represents the entire agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer relative to the subject matter hereof not reflected herein.
17.Acknowledgments. Guarantor hereby acknowledges that:
(h)Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the related documents;
(i)Buyer has no fiduciary relationship to Guarantor, and the relationship between Buyer and Guarantor is solely that of surety and creditor; and
(j)no joint venture exists between or among any of Buyer, Guarantor and Seller.
18.WAIVERS OF JURY TRIAL. EACH OF GUARANTOR AND, BY ITS ACCEPTANCE OF THIS GUARANTY, BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.
19.Intent.
(f)The Guarantor intends that (i) the guaranty provided Buyer in this Guaranty has been provided to induce the Buyer to enter into the Repurchase Agreement, (ii) the security interest granted to Buyer in the Pledge and Security Agreement is granted to Buyer to induce Buyer to enter into the Repurchase Agreement and (iii) this Guaranty and such security interest relate to the Transactions as part of an integrated, simultaneously-closing suite of secured financial contracts.
(g)Guarantor further intends and agrees that (i) this Guaranty is “a security agreement or arrangement or other credit enhancement” that is “related to” and provided “in connection with” the Repurchase Agreement and each Transaction is within the meaning of Section 741(7)(A)(xi) of Title 11 of the United States Code (the “Bankruptcy Code”) and is, therefore, (A) a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code, (B) a “securities contract” as that term is defined in Section 741 (7)(A)(xi) of the Bankruptcy Code and (C) a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, (ii) any party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with the Repurchase Agreement and this Guaranty is in each case a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Guaranty as described in Sections 555 and 561 of the Bankruptcy Code, (iii) any payments or transfers of property made with respect to this Guaranty shall be considered a “settlement payment” as such term is defined in Bankruptcy Code Sections 101(51A) and 741(8) and (iv) damages hereunder shall be measured in accordance with Section 562 of the Bankruptcy Code. Guarantor agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Guaranty, the Repurchase Agreement or any Transaction thereunder as either a “securities contract” or a “master netting agreement” within the meaning of the Bankruptcy Code.
[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.
BLACKSTONE MORTGAGE TRUST, INC.,
a Maryland corporation

By:  /s/Douglas N. Armer
 Name: Douglas N. Armer
Title: Executive Vice President, Capital Markets and and Treasurer
Address for Notices:

Blackstone Mortgage Trust, Inc.
345 Park Avenue
New York, New York 10154
Attention:    Douglas Armer
Telephone:    [Redacted]
Email:    [Redacted]
With a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:    Daniel L. Stanco
Telephone:    [Redacted]
Email:    [Redacted]